As filed with the Securities and Exchange Commission on August 20, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

O2MICRO INTERNATIONAL LIMITED
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Grand Pavilion Commercial Centre, West Bay Road
P.O. Box 32331, SMB, George Town
Grand Cayman, Cayman Islands
(Address of Principal Executive Offices)(ZIP Code)

O2Micro International Limited Option to Purchase Shares Dated as of September 15, 1998
(Full Title of Plans)

Sterling Du
Chief Executive Officer
O2Micro International Limited
c/o O2Micro, Inc.
3118 Patrick Henry Drive
Santa Clara, California 95054
(408) 987-5920
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Justin Bastian, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
(650) 813-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, $0.001 par value	300,000	$2.50	$750,000	$69.00

(1)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by O2Micro International Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a.    The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s latest fiscal year.

b.    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above.

c.    The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 16, 2000, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Cayman Islands law and Article 122 of the Registrant’s memorandum and articles of association provide that the Registrant may indemnify the Registrant’s directors, officers and trustee acting in relation to any of the Registrant’s affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors or officers under the provisions contained in the Registrant’s memorandum and articles of association, Cayman Islands law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the Registrant’s directors or officers in the successful defense of any action, suit or proceeding, is asserted by such director or officer, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In addition to indemnification provided for in the Registrant’s memorandum and articles of association, the Registrant intends to enter into agreements to indemnify the Registrant’s directors and officers. These agreements will provide for the indemnification of the Registrant’s directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the Registrant’s right, arising out of such person’s services as the Registrant’s director or officer, any of the Registrant’s subsidiaries or any other company or enterprise to which such person provides services at the Registrant’s request, to the fullest extent permitted by Cayman Islands law. Furthermore, the Registrant will purchase and maintain insurance on behalf of the Registrant’s directors and officers insuring them against liabilities that they may incur in their capacities as or arising out of their status as directors or officers.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.1
Memorandum of Association of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-12386), as originally filed with the Commission on August 11, 2000 and as subsequently amended (the “Registration Statement”))

4.2	Articles of Association of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registration Statement)

5.1	Opinion of Maples and Calder

23.1	Consent of Maples and Calder (contained in Exhibit 5.1)

23.2	Consent of T N Soong & Co.

23.3	Consent of Everlex Law Offices

23.4	Consent of Morrison & Foerster LLP

24.1	Power of Attorney (see Signature Page)

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, O2Micro International Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 20, 2002.

O2MICRO INTERNATIONAL LIMITED

By:	/s/ STERLING DU
Sterling Du Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Sterling Du as his or her true and lawful attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming the said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ STERLING DU Sterling Du	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 20, 2002

/s/ PERRY KUO Perry Kuo	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 19, 2002

/s/ JAMES KEIM James Keim	Director	August 18, 2002

/s/ MICHAEL AUSTIN Michael Austin	Director	August 16, 2002

/s/ SHOJI AKUTSU Shoji Akutsu	Director	August 19, 2002

/s/ KEISUKE YAWATA Keisuke Yawata	Director	August 20, 2002

/s/ GEOK LING GOH Geok Ling Goh	Director	August 20, 2002

INDEX TO EXHIBITS

Exhibit Number	Document

4.1
Memorandum of Association of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-12386), as originally filed with the Commission on August 11, 2000 and as subsequently amended (the “Registration Statement”))

4.2	Articles of Association of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registration Statement)

5.1	Opinion of Maples and Calder

23.1	Consent of Maples and Calder (contained in Exhibit 5.1)

23.2	Consent of T N Soong & Co.

23.3	Consent of Everlex Law Offices

23.4	Consent of Morrison & Foerster LLP

24.1	Power of Attorney (see Signature Page)